Exhibit 3

CONFIDENTIAL 1 CONFIDENTIAL May 1, 2024 Board of Directors Barnes & Noble Education, Inc. 120 Mountainview Blvd. Basking Ridge, New Jersey 07920 Members of the Board of Directors: Greenhaven Road Investment Management, LP (“Greenhaven”) and Outerbridge Capital Management, LLC (“Outerbridge”, and together with Greenhaven, “we” and “our”) are pleased to submit our proposal for a recapitalization (the “Proposal”) of Barnes & Noble Education, Inc. (NYSE: BNED) (the “Company”) that will de-lever the Company’s balance sheet, broaden and deepen its base of highly committed shareholders, and surround the Company’s management team with an additional layer of operational expertise and leadership to enhance the probability of success. We are eager to partner with the Company at this key inflection point to build a category-defining higher education business with first-class operations and highly attractive financial metrics that will deliver outsized returns for the Company’s shareholders. We are the two largest and most knowledgeable long-term shareholders of BNED and have unique insights into the Company’s business segments, operations, and value creation opportunities from the significant time and resources we have invested into BNED. Along with this letter, we are pleased to submit an Appendix which includes a Term Sheet setting forth the key terms of our Proposal (Appendix A), a Business Plan that outlines our recommendations for a go-forward strategy that will further optimize the operational and financial performance of the Company (Appendix B), and commitment letters from investors who will participate in a backstop to the rights offering and/or a direct investment in the Company (Appendix C)1 .. This strategy is organized around a six-point plan that can be enumerated as follows: 1. Continue to Optimize the Company’s Strategic Growth Engine, First Day Complete (“FDC”), and Accelerate FDC’s Momentum and Competitive Positioning a. FDC is the cornerstone of BNED’s business model transformation and we believe it represents a significant value creation opportunity. We have identified operational initiatives targeting capital efficiency and enhanced gross margins alongside dedicated executive hires and co-marketing strategies to expand the reach of FDC. Taken together, our approach will significantly improve FDC’s net working capital metrics by 25%+ and increase gross margins by 500bps+ by FY27 while minimizing client attrition. b. BNED is winning new clients and building a large and growing pipeline interested in its 1 All statements regarding performance objectives herein, including in the Appendix, are qualified by reference to the “Disclaimer” which appears below.

CONFIDENTIAL 2 market-leading equitable access model and FDC solution. We believe the time is now to capitalize on current momentum to accelerate FDC conversions and new logo acquisition. We will invest capital in key areas with proven ROIC, promote FDC within the industry ecosystem, and prioritize sales and support organization development to increase FDC enrolled students from 800k in FY24 to 2.5+ million in FY27. 2. Continue to Improve Operations and Infrastructure - Building upon the significant expense reductions instituted in 2023, we will focus on a few key areas to take those efforts forward as the Company continues to evolve into a more agile organization. We see distinct opportunities to streamline infrastructure and staffing across Finance, IT, Offices, and Professional Fees while investing in best of breed technology that will improve operations, data collection, and reporting. We will deliver reduced SG&A expenses in FY25 while reinstating 401k Match and Merit increases. 3. Continue School Contract Optimization - We will increase focus on BNED’s systematic review of school contracts and assist the Company in making informed decisions to enhance profitability and ROIC. We will prioritize converting schools with marginal profitability to FDC (or consider potential contract cancellation) and focus on extrapolating best practices from schools where the Fanatics & Lids merchandise partnership is succeeding to implement operational changes and restructure economic splits across the footprint as needed. 4. Refresh and Reposition BNED’s Physical Stores - We see an attractive opportunity to increase the relevancy and profitability of BNED’s seven hundred physical stores. In a critical first step, BNED should install modern POS and inventory management systems to enhance store efficiency and gather highly valuable customer insights. As the business transitions to FDC, the opportunity is ripe to transition shelf space away from textbooks and towards higher margin general merchandise and logo and gradually roll out the “store-of-the-future” grounded in learnings and data collected over time. 5. Board Composition - BNED will benefit from a truly independent Board of Directors with highly relevant skills and backgrounds who will be invaluable in evangelizing and optimizing FDC. Our Proposal contemplates a Board comprised of: Mario Dell’Aera (Chairman, Audit Chair), David Golden (Compensation Chair), Mike Huseby, Scott Miller, Brian Napack, John Ryan, Kate Eberle Walker, Rory Wallace, and Denise Warren (Nominating & Governance Chair). This Board composition has the advantage of retaining the Company’s experienced current Directors, while bringing in two new Directors with relevant domain expertise and fresh perspectives to offer. Scott Miller is the CIO of Greenhaven, and earned his Master’s Degree in Education from Stanford University; he worked for years in the education sector, including at New Schools Venture Fund and as the CFO and cofounder of Acelero Learning. Brian Napack is a former CEO at John Wiley & Sons, Inc. (NYSE: WLY), a publicly traded publishing company with approximately $2 billion of revenue and $400 million of EBITDA. Our Proposal also envisions adding a new independent director with a retail focused background to the Board of Directors. The Board will reduce to 8 members at the annual meeting of shareholders.

6. Management Succession
   - BNED's executive team is comprised of high integrity individuals who have doggedly executed a plan to reduce costs and drive higher performance while promoting the FDC strategy against a challenging backdrop of financial distress. Following a successful refinancing, the time will be right to tackle management succession, a shared goal that has been rightfully on hold for years. We will initiate a professional search process overseen by the Nominating & Governance Committee of the Board (to consist of Denise Warren, Kate Eberle Walker, Mario Dell'Aera, and Scott Miller) and establish an Executive Committee composed of individuals with relevant operating experience to capably manage the transition to a new CEO. In connection with its investment in BNED, Greenhaven Road will also place two operating partners at the Company, Kyle Campbell and Jack Chorowsky, who will work closely alongside BNED's management team and will report to the Executive Committee on a weekly basis for the first six months following the investment's close. From our prior engagement with the incumbent members of BNED's Board and with the new highly qualified directors proposed, we have a clear perspective that the BNED CEO role calls for (and with the right Board, can attract) an extremely special candidate. We will use all of our experience and efforts to help identify a leader who can exemplify the Company's core mission and values, while bringing the necessary operational skills and background to execute the transformation of the business and drive performance.

We believe our Proposal represents an alternative that is superior to the transaction agreed to with Immersion Corporation in that it is more favorable to the Company's stockholders from a financial point of view and is otherwise in the best interests of the Company and its stockholders. In the following table, we have included a summary that highlights multiple areas where our Proposal – **which contemplates a $57 million direct investment alongside a $57 million fully backstopped rights offering for a total equity infusion of $114 million, $19 million more than the Immersion Transaction** – is superior.

	Our Proposal	Immersion Transaction
Share Price	$0.35; shareholders that do not participate own 13%[2] of BNED	$0.05; shareholders that do not participate own < 2% of BNED
Size of Rights Offering	$57MM; larger rights offering as a % of total equity raise means more opportunity for shareholders to participate	$45MM; smaller rights offering as a % of total equity raise means more dilution to existing shareholders

[2] This figure assumes the same equity recapitalization (~$125 million) as the Immersion Transaction, and is subject to change depending upon whether the second lien debt holders opt to amend and extend the Term Credit Agreement. Non-participating equity ownership under our Proposal is estimated to fall between 12% and 15%.

CONFIDENTIAL 3

	Our Proposal	Immersion Transaction
Company Ownership	More dispersed; BNED's current long-term equity holders own more of the Company; avoids risk that concentrated ownership could adversely affect the trading price of common stock due to investors' perception of conflicts of interest	Concentrates ownership with a new public company owner with an unclear commitment to corporate governance (e.g. no earnings calls, guidance, or investor presentations; uses balance sheet to invest in companies that have no relation to each other, to Immersion, or to a coherent strategy); greater potential for differing interests and conflict between Immersion and other stockholders (e.g., timing of a subsequent change of control transaction that could benefit all stockholders)
Treatment of Vital and TopLids	Our Proposal contemplates either an amend and extend of the second lien debt or a full paydown of the second lien if the PIPE Capacity Option is exercised. In either event, neither Vital nor TopLids will have significant influence over actions that require stockholder approval going forward	Second lien debt will be converted to equity, such that Vital and TopLids will have significant influence over actions that require stockholder approval going forward
Governance	Responsible public company governance structure that consists of a truly independent Board of Directors with relevant skills and backgrounds, most of whom were elected by shareholders; continuity on Audit Committee, which is crucial given the financial complexity of the Company's business	Consists of 5 out of 7 Board seats being chosen by Immersion, including Immersion's full Board (an IP licensing company with 14 employees). BNED's Audit Chair, Mario R. Dell'Aera, will not stand for election
Management Succession	To be carried out by a Board of Directors that was elected by shareholders, with the Nominating Committee initiating a CEO search process and the current CEO remaining on the Board during such search, and an Executive Committee of the Board to be established to manage the transition to new leadership	An ambiguous succession plan overseen by two career hedge fund managers with no public company governance credibility, no education domain expertise, and a seemingly mercenary attitude toward what is a very complex, high-touch business with constituencies that require thoughtful, committed stewardship
Shareholder Approval	Proposal is led by BNED's two largest shareholders and offers a much more favorable deal, and thus is extremely likely to be welcomed by shareholders	Transaction effectively wipes out existing shareholder value, with many long-term shareholders opposing the transaction

CONFIDENTIAL 4

CONFIDENTIAL 5 We have engaged financial and legal advisors, including East Wind Securities, LLC (financial advisor) and Sadis & Goldberg LLP (deal attorney), who are all standing by and will assist us in consummating the recapitalization expeditiously. Contact information for these advisors is as follows: East Wind Securities, LLC 810 Seventh Avenue, 35th Floor New York, NY 10019 Joshua Schwartz, Managing Partner (646) 202-1510 jschwartz@eastwindadvisors.com Sadis & Goldberg LLP 551 Fifth Avenue, 21st Floor New York, NY 10176 Paul Marino, Partner (212) 573-8158 pmarino@sadis.com Given the superior nature of our Proposal,3 we expect that the Company will enter into discussions with us immediately, as it is permitted to do under Section 8 of the Standby, Securities Purchase and Debt Conversion Agreement (the “SPA”). We are committed to an accelerated timeline, the details of which we are prepared to address with you, and to pursuing our Proposal proactively,4 with a view towards reaching an agreement that would ultimately entail the Company terminating its agreement with Immersion Corporation (for which they will receive their negotiated break-up fee) and entering into definitive documentation for an alternative transaction with us. We look forward to hearing back from you. Sincerely, __________________________ Scott Miller Chief Investment Officer Greenhaven Road Investment Management, LP __________________________ Rory Wallace Chief Investment Officer Outerbridge Capital Management, LLC 3 Please note that since Greenhaven Road will elect to receive its commitment fee in shares, we expect that the cash transaction costs of the Proposal – inclusive of termination costs associated with the Immersion Transaction – will be similar to those should the Immersion Transaction be consummated. 4 Outerbridge acknowledges its obligations pursuant to the SPA, including Section 9(a)(ii) thereof, and intends to fulfill these obligations. Should the Board elect to terminate the SPA pursuant to its terms, Outerbridge would intend to continue pursuing the Proposal.

CONFIDENTIAL 6 Appendices Appendix Term Sheet A Greenhaven and Outerbridge Proposed Business Plan B Investor Commitment Letters C

CONFIDENTIAL 7 Appendix A

CONFIDENTIAL 8 Term Sheet Backstop to Equity Rights Offering and Direct Investment This Preliminary, Non-Binding Term Sheet (the “Non-Binding Term Sheet”) is an expression of interest only and is not meant to be binding on the parties now or in the future. Accordingly, the parties understand and agree that unless and until a definitive agreement has been executed by Barnes & Noble Education, Inc. (the “Company”) and the Investors (as defined below) and delivered, no contract or agreement providing for a transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to a transaction by virtue of this Non-Binding Term Sheet or any written or oral expression thereof. Issuer: Barnes & Noble Education, Inc. (NYSE: BNED). Transaction: A minimum of $114.0 million and up to $141.5 million of new liquidity / deleveraging in support of a refinancing of the Company, consisting of: 1) A rights offering that will be backstopped by the Backstop Investors (as defined below) in the amount of $57 million at 35 cents per share ($0.35). 2) A direct investment of $57.0 million at 35 cents per share ($0.35) by the Direct Investors (as defined below). Greenhaven Road Investment Management, LP (“Greenhaven”) will have the right to increase the size of its or its affiliates’ direct investment by up to $20.0 million at 35 cents per share ($0.35) and Outerbridge Capital Management, LLC (“Outerbridge”) will have the right to increase the size of its or its affiliates’ direct investment by up to $7.5 million at 35 cents per share ($0.35) (the “PIPE Capacity Option”). Backstop Commitment: Up to $57 million (the “Commitment”) to backstop a $57 million non-transferrable SEC registered rights offering of pro rata subscription rights to purchase additional common shares of the Company at the Subscription Price (as defined below). The backstop fee will be 10% of the Commitment payable in registered shares of the Company’s common stock. Backstop Investors: Greenhaven, Outerbridge, 683 Capital Management, LLC (“683 Capital”), and certain affiliates or mutually agreeable parties (the “Backstop Investors”). Greenhaven and Outerbridge reserve the right to add additional investors to the backstop and the direct investment vehicle between deal announcement and funding. Direct Investment Investors: CAS Investment Partners, LLC, 325 Capital, LLC, 683 Capital, LW Capital Management, LLC, DCF Partners L.P., 1 Main Capital Management, LLC, Rangeley Capital, LLC, Powell Anderson Capital Partners, LLC, and certain affiliates or mutually agreeable parties (the “Direct Investors”, and together with the Backstop Investors, the “Investors”). Indicative Subscription Price per Share of Common Stock (the “Subscription Price”): $0.35 per share. Use of Proceeds: Proceeds from the offering will be used to effectuate a paydown of the current ABL credit facility and concurrently enter into the A&R ABL Facility (as defined below). Treatment of Second Lien: The Company’s second lien lenders shall have the option to amend and extend their term loan pursuant to the agreement in principle that was reached between the parties on or around March 6, 2024; provided, however, that in the event the PIPE Capacity Option is exercised the second lien lenders’ loan may be repaid in full.

CONFIDENTIAL 9 Governance: Greenhaven, will receive the right to designate two directors for appointment to the Board of Directors of the Company upon the closing of the Transaction – Brian Napack and Scott Miller of Greenhaven. 325 Capital, LLC, will receive the right to designate an independent director with a retail focused background to the Board of Directors of the Company. Due Diligence: No further requirements, provided the Company’s first lien lenders are prepared to close into the new ABL Facility (see Conditions Precedent below). Exclusivity: Terms to be negotiated with counsel. Break Up Fee: A cash payment of $2,000,000 payable to the Investors according to their pro rata committed share of the aggregate offering in the event that the deal is terminated by the Company. Timing: We are prepared to sign a Standby Purchase Agreement similar in form to the Immersion SPA reflecting the above terms in the coming days. Conditions Precedent: Concurrently with or in advance of the Transaction having closed, the Company shall enter into an amended and restated ABL Facility (the “A&R ABL Facility”), as described in that certain Debt Financing Commitment Letter dated April 16, 2024, subject to review and acceptance by the Backstop Investors. Expenses: The Company agrees to reimburse Greenhaven and Outerbridge for all reasonable and documented costs and expenses, including legal and other advisory expenses, incurred in connection with the transactions contemplated herein.

CONFIDENTIAL 10 DISCLAIMER The statements by Greenhaven Road Investment Management, LP and Outerbridge Capital Management, LLC regarding performance objectives (“Performance Objectives”) include certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements contain estimates and projections with respect to the anticipated future financial condition, results of operations, plans, objectives, business, and performance of the applicable business. All statements other than statements of historical fact included in the Performance Objectives are forward-looking statements. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “will,” “may,” “should,” “can have,” “likely” and other words or terms of similar meaning. Such forward-looking statements reflect various assumptions concerning anticipated results and are subject to significant uncertainties, risks and contingencies. Accordingly, there can be no assurance that such forward-looking statements will be realized, and the recipient should understand that these forward-looking statements are not guarantees of performance or results. Actual results will likely vary from those expressed or implied in forward-looking statements, and those variations may be material.

CONFIDENTIAL 11 Appendix B

CONFIDENTIAL 12 May 2024 Greenhaven and Outerbridge Proposed Business Plan Graduating to the Next Level

CONFIDENTIAL 13 Table of Contents Introduction...............................................................................................................................................................14 Who We Are: Greenhaven and Outerbridge.............................................................................................................14 Significant Turnaround Underpinned by First Day Complete....................................................................................15 Our 6-Point Go-Forward Plan for BNED.....................................................................................................................16 1a. Continue to Optimize the Company’s Key Strategic Foundation, First Day Complete.................................16 1b. Accelerate FDC’s Momentum and Competitive Positioning ........................................................................17 2. Continue to Improve Operations and Infrastructure ...................................................................................18 3. Continue School Contract Optimization .......................................................................................................19 4. Refresh and Reposition BNED’s Physical Stores...........................................................................................20 5. Board Composition .......................................................................................................................................20 6. Management Succession..............................................................................................................................22 Outerbridge and Greenhaven’s Performance Objectives .........................................................................................24 Background: Outerbridge and Greenhaven’s Contributions To Date .......................................................................25 Conclusion..................................................................................................................................................................26

CONFIDENTIAL 14 Introduction Barnes & Noble Education, Inc. (NYSE: BNED) (“BNED” or the “Company”) is a best-in-class campus bookstore operator serving nearly 6 million college students in the United States across 1,271 physical and virtual stores. While virtually every investor is familiar with the hallowed Barnes & Noble brand name, few are aware of the unique and extensive set of both physical and digital assets and partnerships BNED has assembled, and fewer still realize that the Company is rapidly and successfully leveraging these assets to create a market-leading courseware delivery platform. BNED has a strong value proposition to clients and a resounding “reason to exist,” particularly with its First Day and First Day Complete inclusive and equitable access models, which lead the industry both in terms of scale and quality. BNED has built incredibly resilient and sticky relationships at the colleges and universities it serves, which often include touch points at the Provost and President level and a perception that BNED’s campus store is a “part of the school brand.” Unlike many retailers, BNED benefits not only from captive traffic tied to campus events, but also from a fervent alumni and student customer base that never tires of purchasing emblematic clothing and merchandise. Furthermore, BNED has a dedicated workforce that believes in the Company’s mission and brand and has remained loyal to the Company during challenging times. Over the past year, BNED has been in a “workout” situation with its lenders, and efforts to refinance have been hindered by, among other factors, underperformance relative to management projections, prior capital allocation decisions, and exogenous factorssuch as the United States Department of Education’s (the “DOE”) proposal of rules that could impact how BNED’s inclusive and equitable access models are offered. Nevertheless, amidst this backdrop, the Company has successfully shifted its focus to scaling its significantly more profitable First Day Complete program alongside a renewed focus on operating efficiency, a change that finally bore fruit in the Fall and Winter of FY24, when quarterly results showed the impact of the FDC model and cost reductions at scale. In short, the business turnaround is on track. Greenhaven Road Investment Management, LP (“Greenhaven”) and Outerbridge Capital Management, LLC (“Outerbridge”, and together with Greenhaven, “we” and “our”) believe that, with our support, the Company has adopted a strategy centered around its transformative First Day Complete business model that can drive significant free cash flow generation and valuation creation. Now, with the prospects of a strengthened balance sheet and additional operational expertise and support at the Board and management team levels, all of which are contemplated by our Proposal outlined herein, BNED is poised to become one of the most relevant, fastest growing, and profitable players in the American higher education system. Who We Are: Greenhaven and Outerbridge Greenhaven and Outerbridge are the two largest and most knowledgeable long-term shareholders of BNED. Each fund owns in excess of 9% of the shares outstanding, or just under 20% of the shares outstanding on a combined basis. We have invested significant time and resources into understanding BNED’s business and are aware of what has been working and the opportunities that lie ahead of the Company, as well as areas that can be enhanced. We believe there is a role for both continued cuts and cost savings, alongside investments to accelerate the Company’s transition to FDC. Under our plan, we believe BNED can grow significantly and generate over $200 million of annual EBITDA by FY27 with strong EBITDA to FCF conversion, yielding substantial deleveraging, reinvestment opportunities and value creation.

CONFIDENTIAL 15 Greenhaven ● Greenhaven is a concentrated and patient long-biased hedge fund. With total AUM of over $200 million, Greenhaven has over 150 limited partners from six continents and more than 15 countries. Its investors include individuals, their IRAs, family offices, non-profits, fund of funds, and a sovereign wealth fund. ● Greenhaven looks to invest in both quality companies (compounders) and special situations (spin-offs, rights offerings, SPACs, etc.). Greenhaven believes that fundamentals, balance sheets, cash flow, management, and incentives matter. Greenhaven is a bottoms-up, deliberate investor that thinks about stocks as businesses that are managed by people with stories that evolve over years. ● Prior to founding Greenhaven, CIO Scott Miller earned a Master’s Degree in Education from Stanford University, worked for four years in education investing at New Schools Venture Fund, and was the CFO and cofounder of Acelero Learning, which manages Head Start centers in underserved communities. For the last ten years he has been a board member of Acelero Learning, which has 1,500 employees and over $100M in revenue. He has previously served on a public company board at SharpSpring (SHSP), where Greenhaven was the largest shareholder. The company was successfully sold to BlackRock’s Impact Opportunity Fund and several other mission-driven, private equity investors. Outerbridge ● Outerbridge is a seasoned turnaround and activist investor, having successfully built significant ownership stakes in small-cap companies since its founding by Chief Investment Officer Rory Wallace in 2015. Since July 2022, Rory Wallace has served on the Board of Directors of BNED and has been one of its most active contributors. Many of BNED’s large existing shareholders have remained invested in the Company due to Outerbridge’s involvement. ● Over the past several years, Outerbridge has been responsible for seven public company board seats at various companies, and Outerbridge’s involvement has yielded turnover of an additional 14 public company board seats. Outerbridge has also motivated strategic reviews at four public companies that yielded a merger of equals in one instance and two asset divestitures in others. ● Currently, Outerbridge is the second largest beneficial owner of BNED, holding 9.7% of the shares outstanding. Outerbridge holds its BNED position in an SPV that was established, with over 50 deeply committed limited partners, for the specific purpose of investing capital into shares of BNED. We are eager to partner with the Company at this key inflection point to build a category-defining higher education business with first-class operations and highly attractive financial metrics that will deliver outsized returns for the Company’s shareholders. We are deeply familiar with and have unique insights into the Company’s business segments, operations and value creation opportunities. Significant Turnaround Underpinned by First Day Complete ● In Fall 2019, BNED launched a bundled courseware delivery platform known as First Day Complete (“FDC”) that provides students with convenient, upfront access to their physical and digital course materials prior to the first day of class, and at discounts of 35 - 50% as compared to a la carte pricing. ● FDC has proven extremely popular with students, faculty, and administrators; as a result, it has grown to serve 800,000 students in the Fall 2023 – up from just 14,000 in Fall 2019 – with a pipeline to reach 2 million incremental students in future years.

CONFIDENTIAL 16 ● The implementation of FDC at BNED stores has led to a significant and immediate improvement in store-level economics, boosting course material revenues by ~70% and growing course material gross profits by 100%, with EBITDA margins at FDC schools registering over 1000bps higher on average than at non-FDC schools. Our 6-Point Go-Forward Plan for BNED 1a. Continue to Optimize the Company’s Key Strategic Foundation, First Day Complete ● Premise: First Day Complete continues to be the single most important strategic initiative at BNED, transforming a low-visibility B2C courseware business into a forecastable, annuity-like “crown jewel” with greatly improved profitability. It is now incumbent on the Company to play offense and harness the full potential of its business model transformation by leveraging and expanding upon its market leadership with First Day Complete to profitably grow the business. ● Plan: Outerbridge and Greenhaven believe there are several ways to optimize FDC’s already impressive economics: (i) Make FDC more capital efficient and asset light over time: FDC already has some significant structural advantages over the a la carte model, as participation and unit volumes are predictable under FDC which will drive inventory DOH down, especially as the Company implements better FP&A technology and practices under our plan. FDC also benefits from a structural gross margin tailwind by eliminating credit card processing fees incurred in the a la carte model with payments moving to a B2B ACH model. BNED can build on these advantages by continuing to invoice earlier in the term with minimal true-ups after the semester’s add / drop date should reduce AR DSO, and enhanced scale afforded by higher unit volumes in the FDC channel should manifest in ability to maintain DPO and, eventually, obtain additional discounting from publishers. We will ensure this is approached systematically and will make net working capital management a Board-level KPI, with an emphasis on improving this ratio by bringing down DOH and DSO on a YoY comparable basis rather than by artificially pushing up DPO as in recent years. (ii) Optimize FDC’s gross margins: 1. Direct further attention and resources into consolidating publisher bulk purchases and optimizing inventory flows between MBS and Retail (phase 1 of this was kicked off with the 4 12 65 110 157 14,000 43,000 294,000 545,000 800,000 Fall 2019 Fall 2020 Fall 2021 Fall 2022 Fall 2023 FDC Reach FDC Store Count Enrollment

CONFIDENTIAL 17 MBS restructuring in 2022 and 2023) to improve capital efficiency and maximize procurement leverage 2. Harness BNED’s scale and data insights to work with more long-tail publishers and OER providers in FDC models (“the Netflix approach”), keeping FDC’s cost per credit hour affordable to students while enhancing gross margins 3. Continue to promote the positive student impact and overall value of FDC to an institution’s brand via statistical studies and surveys that validate the program; leverage these findings to continue repositioning BNED as a value-added program manager – thereby justifying paying lower course materials commission rates to schools and enhancing margins (we believe the future state of BNED should be as a 0% - 5% commission course materials model) (iii) Hire additional FDC dedicated executives. BNED currently has only a handful of executives who are focused full time on FDC, with Brian Stark (retail COO) and Jonathan Shar (retail President) still needing to oversee most sales efforts while simultaneously being occupied across many other areas of the business. A revamped FDC team should aggressively reach out to new and prospective university partners, championing BNED’s best-in-class inclusive and equitable access programs, while addressing issues caused by the Company’s protracted balance sheet distress (e.g. inventory stock outs, client fears of insolvency, unwanted employee attrition, and weakening morale). These issues have undermined the bedrock of BNED – its historically high client satisfaction and renewal rates. A dedicated FDC team can serve as a first point of contact in reinvigorating BNED’s relationships and brand by emphasizing the very positive difference BNED is making for the schools and students its serves with equitable access offerings. These executives can also canvas for additional value added software and service providers to integrate into the FDC ecosystem in areas like student financial aid assistance, online course sharing, and other products and services for which BNED can act as the trusted partner on behalf of its university and college partners in exchange for an economic split from these vendors. (iv) Cultivate new co-marketing and sponsorship opportunities within FDC, and drive further penetration of supplies, hardware, and utilities products into FDC bundles to drive revenue per student higher while delivering enhanced convenience and value. This can potentially be accomplished in tandem with building direct partnerships with hardware and peripherals vendors (e.g. Apple, Dell, Logitech) that could perceive a “brand halo” value in associating with the laudable objectives of First Day Complete to save students money and to better prepare them for class. These direct partnerships could achieve a twofold impact by eliminating reseller commissions and achieving higher gross profit margins on these hardware sales, while also driving revenue higher through the inclusion of laptops and peripherals in certain FDC bundles. (v) Drive higher program participation rates at existing schools by studying winning programs and applying best practices; establish an FDC “task force” ops support team to systematically study and address each of the above action items. This ops team would closely collaborate with the additional sales executives mentioned above during BNED’s “hand holding tour” with clients post refinancing. ● Target: Improve FDC net working capital metrics by 25%+ and increase FDC gross margins (inclusive of commissions) 500bps+ by FY27 while minimizing client attrition. 1b. Accelerate FDC’s Momentum and Competitive Positioning ● Premise: BNED has the best equitable access offering and has strong competitive momentum

CONFIDENTIAL 18 (i) A year and a half after formally launching the FDC conversion strategy in December 2022, BNED has amassed a significant “deep pipeline” of schools looking to convert to its market-leading equitable access model, including brand name Ivy League schools; pitches are also becoming lower friction as the model is better understood. (ii) BNED has converted many schools to FDC and signed other new clients – including Dallas Community Colleges in a takeaway from Follett Access with ~70k students – over the past year, despite constant noise in the marketplace over its balance sheet and the recent noise caused by U.S. Department of Education proposals, which underscores the significant opportunity to perform much better once balance sheet fears are resolved. (iii) Outerbridge has attended RFPs and pitches for FDC and has witnessed first-hand faculty and administrator excitement and enthusiasm for the offering. BNED has an acknowledged superiority of offering in equitable access due to tools like its Adoption Insights Portal (AIP) and the front and back-end technology powering FDC, which enables BNED to offer a more seamless student, faculty and administrator experience as compared to Follett Access. ● Plan: Outerbridge and Greenhaven believe there are several ways to build on current momentum and competitive positioning to accelerate FDC conversions and new logo acquisition (i) Invest capital to grow FDC. FDC has an extremely high return on invested capital – typically, there is minimal capex or SG&A expense associated with converting an existing client to FDC, while gross profit dollars from course materials grow by 100% upon conversion: 1. Hire an additional four dedicated FDC sales directors (currently 2 total) for total cost of ~$1 million vs. ~$2+ million of budgeted annual EBITDA from the Dallas Colleges FDC win alone 2. Reinstate incentive comp program to compensate BNED sales directors and managers for FDC conversions and new logos 3. Target highest yielding potential course materials uplift campuses (e.g. Columbia, Harvard, which have very low sell through and high credit hour loads for a large potential uplift upon conversion) for conversion, and bundle other needed capex incentives (bookstore refresh / POS rollout / new cafe) to induce fence sitters to take the leap with FDC 4. Invest additional resources in front and back-end software teams to continue to differentiate FDC competitively from Follett 5. Follett is struggling competitively – focus on high course material dollar-uplift opportunities to displace them with FDC (ii) Continue to foster and promote industry alliances (Faculty / Provost / Administrator councils) and host more symposiums and forums promoting the benefits of FDC. Commission more studies and run more surveys to continuously substantiate the FDC value proposition. Consider sponsoring an annual FDC “user conference.” Focus on building a “healthy ecosystem” that values BNED as a trusted partner to faculty and administrators in enhancing student outcomes and growing the academic brand of their institutions. (iii) Prioritize diversifying the sales organization (and indeed entire management team) to promote more gender and racial diversity – this has been surfaced by some clients as a point of dissonance and may be inhibiting BNED’s traction in certain geographies and segments (e.g. HBCUs). ● Target: Enroll 2.5m+ students on FDC by Fall FY27 (800k FY24) 2. Continue to Improve Operations and Infrastructure ● Premise: BNED took significant excess costs out of the system during 2023, but the Company still has vestiges of a legacy “Big Company” DNA and culture, including inefficient, outdated IT systems that impede

CONFIDENTIAL 19 productivity and agility, and high back office and corporate overhead expense layers with opportunity for rationalization and outsourcing. ● Plan: Build on the progress of 2023 by focusing in a few key areas (i) While reducing SG&A expenses at current rates (-15%+ YoY, ~$50m reduction in SG&A) is likely not sustainable, we believe there are additional areas to capture operating expense savings at BNED: 1. Finance: excess headcount and cumbersome reporting driven by legacy systems and processes, and silos. Need to rebuild the FP&A tech stack to allow for real-time visibility across the enterprise. Opportunity to save costs and greatly improve output and accuracy. 2. IT: excess headcount and spending driven by legacy tech stack. Full IT refresh likely requires a new CIO and an IT Systems Integrator, and has been a topic of Board discussion for the past two years but it has “never been the right time” to lay out capital and risk disruption to the business. Low hanging fruit exists in both IT and finance from outsourcing, a practice that several BNED Board members have successfully implemented in prior roles. 3. Home and Satellite Office: We believe there is still scope for continued cost reduction at BNED’s home & satellite offices, particularly as the business shifts more towards FDC. 4. Professional fees: have been bloated during the restructuring / workout process. Aim to phase out consultants as quickly as is feasible / prudent and greatly reduce legal costs. Some reinvestment into IT consultants as part of a systematic refreshment and consolidation of the Company’s infrastructure will be needed as mentioned above, however we know of certain consultants that offer success-based fee models and would strive to manage down these costs. (ii) Infrastructure investment is long overdue in many areas across BNED, including with the IT stack as mentioned above (for example, MBS has kept backup servers in a limestone cave in a practice that seems out of the 1980s). Many of these investments have been scoped out and identified by the Board and KPMG and several BNED Board members (particularly Dell Aera and Warren) have direct experience governing complex and successful IT refreshes. Many of these investments will come with a very short payback period and should manifest in improved agility and accuracy with various critical processes, including financial reporting which has been a major sticking point for the Board and the Company’s stakeholders. (iii) The retail stores also run on outmoded, end-of-life technology for POS and inventory and are in need of refreshment to drive cost savings and efficiencies; best practices like traffic counters have been discussed, but not budgeted for and can be deployed. Refreshing this equipment and standardizing on best of breed technology will create the opportunity to build profitable customer loyalty programs – including gift card programs, which many retailers operate very profitably. ● Target: Deliver reduced SG&A expenses in FY25 vs. FY24, while reinstating 401k Match and Merit Increases and adding Dedicated FDC sales and support resources 3. Continue School Contract Optimization ● Premise: While the lowest hanging fruit has been picked with regards to pruning unprofitable school contracts, BNED continues to maintain many school contracts with marginal profitability levels. ● Plan: Continue BNED’s systematic review of school contracts and make appropriate decisions to enhance profitability and return on invested capital by: (i) Continuing to aggressively push schools with marginal profitability levels to convert to FDC in the near-term or consider potential contract cancellation

CONFIDENTIAL 20 (ii) Focusing on long-tail of schools where Fanatics & Lids merchandise partnership may not be succeeding; at these schools, the partnership has performed below expectations, causing operational issues, management distraction, lower retail gross profit dollars, and disagreements between Fanatics & Lids and BNED principals; the Company will evaluate opportunities to take back the relationship when doing so serves both the interests of the client and BNED as measured by net incremental EBITDA dollars contributed less incremental inventory financing charges (iii) Focusing on top merchandise schools where the Fanatics & Lids partnership is succeeding to extrapolate best practices across the footprint and, as needed, restructure economic splits in emblematic to enable improved client service and RFP performance. 4. Refresh and Reposition BNED’s Physical Stores ● Premise: BNED’s seven hundred physical stores can increase their relevancy and expand their profitability as the business transitions to FDC by repurposing shelf space away from textbooks and towards higher margin general merchandise and logo wear ● Plan: While refreshing POS and inventory management systems to improve customer experience and loyalty and enhance store efficiency, embrace the opportunity created by First Day Complete to pilot new store concepts and merchandising, gathering data to help assess BNED’s ideal “store of the future.” o BNED still relies on archaic POS and inventory management systems across many of its stores, and refreshing this hardware and software will provide a significant boost to customer satisfaction and loyalty while also providing tailwinds to BNED’s inventory management, financial visibility and corporate efficiency initiatives o Meanwhile, we believe the move to First Day Complete presents a tremendous opportunity for BNED to re-merchandise its physical stores. Today, the average campus bookstore devotes significant shelf space to physical course materials and textbooks, yet these areas of the store only drive meaningful sales volume during rush periods and otherwise sit as “dead shelf space.” The move to FDC allows BNED to repurpose this shelf space and create new store concepts that are potentially more exciting and more profitable. o The campus bookstore has become less relevant to students over the last several decades due to the shift to digital course materials, however the transition to First Day Complete is reinvigorating the campus store as a hub of campus life. o Students form positive associations with the bookstore as the FDC-powered Fall Rush goes smoothly and seamlessly, and are presented with the opportunity to make additional purchases as they pick up their “box of books” at the store. BNED can apply insights and learnings from store concept pilots – including with new POS technology – to gradually rollout a “store of the future” that fosters increased student and alumni engagement and boosts profitability and efficiency. 5. Board Composition ● Premise: BNED is a very complex, high-touch business comprising delicate constituencies. Working directly with hundreds of schools, professors, presidents, deans, provosts, Boards of Trustees, auxiliary services officers and CFOs, merchandise vendors, and over 1000 academic publishers, all of whom represent a diverse set of interests with unique challenges and needs, the Company requires a responsible public company governance structure that consists of a truly independent Board of Directors with relevant skills and backgrounds. The need is more important than ever, at a time when the Company is looking to usher in top leadership changes, including at the CEO level.

CONFIDENTIAL 21 ● Plan: After the recapitalization, BNED’s Board will be comprised of: Mario Dell’Aera (Chairman, Audit Chair), David Golden (Compensation Chair), Mike Huseby, Scott Miller, Brian Napack, John Ryan, Kate Eberle Walker, Rory Wallace and Denise Warren (Nominating & Governance Chair). Our Proposal also envisions adding a new independent director with a retail focused background to the Board. At the 2024 shareholder meeting in October, the Board will reduce in size to 8, with the longest tenured members of the Board (Messrs. Ryan and Golden) most likely to depart with Ms. Eberle Walker likely becoming Compensation Chair at that time. Once a new CEO is recruited, that individual will also join the Board and Huseby will step off. ● Our Proposal contemplates that the independent director appointed to the Board will be Brian Napack, former CEO at John Wiley & Sons, Inc. (NYSE: WLY), a publicly traded publishing company with approximately $2 billion of revenue and $400 million of EBITDA. Brian is a recognized leader in education, scientific research, publishing, and media. (i) From 2017 to 2023, Brian was the President and CEO of John Wiley, a 216-year-old public company and one of the world’s leading publishers. In that role, he led Wiley’s re-emergence as a global leader in both scientific research and career-connected education. (ii) During this period, he served as the Chairman of the Association of American Publishers (AAP), which protects freedom of expression, intellectual property, and competitive markets for content, and promotes the central role that publishers play in the world. (iii) From 2012 to 2017, Brian was Senior Advisor at Providence Equity Partners, a leading investor in media, education, and information. During this period, he invested in and served as an active director on numerous boards including those of Blackboard, Houghton Mifflin Harcourt, Burning Glass, Ascend Learning, Recorded Books, Ingram Industries, myON, EDMC, and Synergis Education. (iv) Brian served as president of Macmillan, the global publisher, from 2006 to 2012. During his tenure, he oversaw businesses in education, consumer book and magazine publishing, and digital media. (v) For LEK Consulting, a leading global management consulting company, Brian was co-head of its Media & Entertainment practices, which included its publishing and education practices. ● Between the various networks of BNED’s Board members, a strong funnel of individuals with relevant backgrounds to evangelize and optimize FDC can be obtained. ● This Board composition is balanced and has significant advantages: (i) Sponsor skin in the game – Outerbridge and Greenhaven are both at the table. While others may “talk the talk,” Outerbridge helped to catalyze the first phase of the turnaround at BNED and has a track record of accomplishments to point to since joining the Board in July of 2022. (ii) Relevant industry and actual operating backgrounds – Kate Eberle Walker has highly relevant and translatable expertise, as do Denise Warren, Scott Miller, and Brian Napack who led both Macmillan Publishing and John Wiley, in addition to serving as a private equity advisor to numerous companies in the education sector on behalf of Providence Equity, Francisco Partners and others. All of these individuals could be effective public faces for the Company and embody the mission and objectives of BNED and FDC – as opposed to other Board constructs that may have been proposed. (iii) “Elder Statesman” advantage – John Ryan and David Golden bring valuable relationships, perspectives, and potential access to the lobbying process through their networks in D.C. and throughout higher education, which could be valuable during the next six months of the DOE’s rulemaking process. (iv) BNED’s Board will remain committed to best practices of corporate governance and investor relations, including holding quarterly earnings calls, investor events and roadshows, and other

CONFIDENTIAL 22 practices of transparency and corporate stewardship that the Immersion Transaction does not implement at its own public company and could cease to do at BNED. 6. Management Succession ● Premise: BNED’s executive team is comprised of high integrity individuals that understand the FDC strategy and have made strong progress in the face of adversity, however at this stage in its evolution, BNED can benefit from new leadership to best position the Company for the future. Management succession at BNED has been a goal for years; however, rather than making wholesale changes against a backdrop of extreme financial distress, the Board chose close engagement with and oversight of the executive team to drive higher performance and accountability. This manifested in a relatively successful FY24 with significant cost reductions and strong course materials revenue and gross profit performance, particularly on a comp store basis, as well as significant EBITDA growth, despite inventory shortages and Fanatics & Lids contract commission headwinds. ● Plan: Following the successful refinancing, the time will be right to tackle management succession at BNED via a professional search process overseen by the Nominating & Governance Committee of the Board (to consist of Denise Warren, Kate Eberle Walker, Mario Dell’Aera, and Scott Miller). With Greenhaven’s support, Outerbridge helped usher in a reorganization of the Board in Fall 2023 (including a new Board Chair) to create the most effective possible Nominating Committee that could address CEO and other management succession. In addition, the Board will establish an Executive Committee composed of individuals with relevant operating experience to capably manage the transition of the new CEO. ● BNED’s Nominating Committee will be well suited to tackle succession and run a professional process: (i) Denise Warren, Nominating & Governance Chair at BNED is also a director at Taylor Morrison Homes (TMHC), and a former director at Monotype Imaging (TYPE) and Electronic Arts (EA). 1. At New York Times Company (NYT), Denise oversaw both the digital advertising and digital subscription business units, and ultimately was the lead architect for pushing the business towards its very successful subscription paywall transformation. 2. Denise is data driven, process driven, skeptical, and assertive. (ii) Kate Eberle Walker, Nominating Committee member at BNED is also the CEO of Presence Learning, the leading online Teletherapy Company for K-12 1. At Kaplan (head of corporate strategy and M&A) and Princeton Review (CEO), Kate carried out dozens of acquisitions and divestitures. 2. Kate is a very operationally focused executive and has promoted aggressive cost cutting and efficiency initiatives at BNED. She has a prominent platform in the education industry and is a featured speaker at the ASU + GSV flagship industry conference this week. (iii) Mario Dell’Aera, also Chairman of the Board and Audit Chair of BNED, is a very solid and capable director with a financial background and gearing. As the former COO of KPMG’s US Audit Division, Mario has the ideal knowledge and experience base to serve as Audit Chair at BNED for many years, and can help assess future leaders’ financial acumen. In addition to his capabilities as a nominating committee member, Mario has helped BNED navigate numerous crises, including bank amendments and liquidity issues, the resignation of the Company’s CFO during the last month of Fiscal Year 2023, annual critical audit matters and going concern issues, the regular filing of the Company’s forms 10-Q and 10-K and other required SEC disclosures. Outerbridge and Greenhaven strongly believe that keeping Mario on the Board as Audit Chair is vital to ensure the smooth continuity of financial reporting and the integrity of BNED’s financial statements, and to make sure

CONFIDENTIAL 23 BNED’s large shareholders remain accountable to the Company’s minority shareholders and other constituencies. (iv) Scott Miller, future Nominating Committee member of BNED and CIO of Greenhaven. As discussed above, Scott has a Master’s Degree in Education from Stanford University and worked for years in the education sector including at New Schools Venture Fund and as the CFO and cofounder of Acelero Learning. Scott has both an investing and operating background and extensive education domain expertise. ● BNED’s Executive Committee will engage closely with BNED’s management team and with new executives that are recruited to manage the transition process, retain key talent, and to ensure a high level of execution and accountability as key organizational initiatives progress. BNED’s Executive Committee will consist of the following directors: (i) Rory Wallace (ii) Brian Napack (iii) Kate Eberle Walker ● In connection with its investment in BNED, Greenhaven Road will also place two operating partners at the Company, Kyle Campbell and Jack Chorowsky. Greenhaven’s operating partners will work closely alongside BNED’s management team and will report to the Executive Committee on a weekly basis for the first six months following the investment’s close. (i) Kyle Campbell is an operating partner at Greenhaven with a strong background in finance, accounting, capital allocation, and procurement. He recently served as an independent director for PowerUp Acquisition Corp from 2022 to 2023, where he was part of the audit committee. Before joining Greenhaven in 2021, he was the Chief Financial Officer of a single-family office. During his time there, he led a complete overhaul of financial reporting systems and made capital allocation decisions for both public and private investments. Prior to his CFO role, Kyle spent 14 years in the military, culminating as a Contracting Officer in a highly selective special programs division within the Air Force. In this role, he managed a $250M acquisition portfolio, overseeing a range of contracts with major global defense contractors. He handled all aspects of the procurement process, from solicitation preparation to proposal evaluation, complex negotiation, and contractor dispute resolution. In addition to his extensive operational experience, Kyle holds a Master of Business Administration degree from Columbia Business School. He is also a graduate of Columbia's prestigious Value Investing Program. (ii) Jack Chorowsky has worked extensively scaling high functioning organizations in the education space. Most recently, he was an operating partner at Sansome Partners overseeing the education investments of John Fisher. He has served as the Chief Operating Officer of the KIPP Foundation, and the President and Chief Operating Officer of KIPP NYC. He has also worked for Pearson Education and in government as a staffer in the US Senate and Department of State. He is a graduate of Harvard Law School and the University of Wisconsin. ● From Outerbridge’s prior engagement with the incumbent members of BNED’s Board and with the new directors that will be joining the Board as part of Outerbridge and Greenhaven’s investment, what is clear is that the BNED CEO role calls for (and, with the right Board, can attract) an extremely special candidate. Indeed, BNED’s new CEO will need to be a leader that can credibly embody the Company’s core mission and values around driving student success and improving educational outcomes, while also bringing a track record of laser sharp execution and the ability to manage the turnaround and transformation of a business that is migrating from brick and mortar retail to an increasingly B2B subscription model. The opportunity at

BNED for a new CEO is as complex and nuanced as it is immense and recruiting this new leader calls for a fulsome process with the input of key, qualified directors and shareholders with direct experience in BNED's business.

Outerbridge and Greenhaven's Performance Objectives

Outerbridge and Greenhaven are targeting a significant performance improvement at BNED that builds on the $50 million of EBITDA growth achieved in FY24 to reach over $200 million of EBITDA by FY27. Importantly, our targets do not include potential incremental savings from IT and finance consolidation, nor do they include potential upside from new retail store concepts and merchandising initiatives.

- We plan to deliver $82 million of EBITDA in FY25, predicated on aforementioned initiatives that will increase course materials and merchandise gross profit and reduce SG&A expenses.


EBITDA Bridge: FY24E to FY25E
($ in millions)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
$43.7
$24.3
$6.8
$7.5
$82.2
FY24E EBITDA
Course Materials Gross Profit
Merchandise Gross Profit
Core SG&A Expenses
FY25E EBITDA

- Continued gross profit growth from FY25 to FY27 will be modestly offset by increased SG&A expenses to support the larger business, yielding $237 million of EBITDA in FY27.


EBITDA Bridge: FY24E to FY27E
($ in millions)
$300
$250
$200
$150
$100
$50
$0
$43.7
$199.8
$16.9
($23.0)
$237.4
FY24E EBITDA
Course Materials Gross Profit
Merchandise Gross Profit
Core SG&A Expenses
FY27E EBITDA

CONFIDENTIAL 24

CONFIDENTIAL 25 Background: Outerbridge and Greenhaven’s Contributions To Date ● Outerbridge and Greenhaven invested in BNED believing in the Company’s promise and potential to profitably grow the business and deliver value to BNED’s shareholders, schools, and students with First Day Complete. As the strategic, operational and balance sheet issues the Company faced became clearer, Outerbridge took a seat on the Company’s Board in 2022. Our objectives were to help the Company implement a new strategic plan that involved: (i) The acceleration of First Day Complete; (ii) An operational restructuring of the retail and wholesale businesses; and (iii) The divestiture of its Digital Student Solutions (“DSS”) segment. We believe our track record of success implementing each of these initiatives demonstrates our leadership ability, our specific industry and Company knowledge and value-add, and our broad alignment with BNED’s shareholders and other stakeholders, all of whom we believe have benefitted from our commitment over the past two years. ● Outerbridge CIO Rory Wallace joined the BNED Board of Directors (the "Board") in July 2022 alongside three additional new directors (Mario Dell’Aera, Denise Warren, and Kate Eberle Walker). ● In August of 2022, Outerbridge submitted a report recommending that the Board divest its DSS / Bartleby business and double down on the profitable and capital efficient FDC model; the report was intensely debated by the Board and became the philosophical foundation of the formal FDC conversion, operational restructuring, and DSS process actioned in December 2022 that has manifested in improved results. Greenhaven also supported these initiatives via its engagement with management and the Board as the Company’s largest outside shareholder. ● In October 2022, Wallace was the first non-employee director to visit MBS on site since its acquisition in 2017, and submitted a report thereafter containing observations and recommendations for the segment including many that were actioned in the December 2022 RIFS / reorgs at MBS and in the subsequent de-layering of MBS management to report directly to the retail president. ● Since March 2023, Outerbridge has been a critical part of managing the Company’s strategic alternatives and refinancing processes, with Outerbridge advocating for a “capital structure” committee (led by Rory Wallace) when an Amend & Extend / FILO deal with BNED’s lenders failed to come to fruition; Outerbridge also pushed for upgrades to the finance organization shortly after joining the Board, particularly with regards to the CFO role. Kevin Watson was hired as the Company’s new CFO in September 2023. ● Both Outerbridge and Greenhaven have supported the continued refreshment of BNED’s Board, Outerbridge from the inside and Greenhaven from the outside: (i) 5 incumbent directors have departed BNED’s Board since July 2022 (ii) Outerbridge joined in July 2022, at the same time as three other leaders of the non-ATC Board: Mario Dell’Aera, Kate Eberle Walker, and Denise Warren (iii) Fall 2023 Board realignment saw Dell’Aera become Chairman of the Board and Warren become Nominating & Governance Committee Chair ● Since late June / early July of 2023, Outerbridge and Greenhaven have been engaged with BNED in support of a potential backstopped equity rights offering transaction. As the leader of the Board’s capital structure subcommittee, it was Wallace who first promoted this construct to the Company’s advisors, Paul Hastings and Houlihan Lokey, and, later, to fellow members of the Alternative Transaction Committee (“ATC”). The

CONFIDENTIAL 26 “equity rights” path subsequently became the favored refinancing path for the Company, including to this day, as expressed in both the Immersion Transaction and the Greenhaven Proposal. (i) While Outerbridge led and negotiated the equity rights deal that was nearly signed off on in March 2024, Greenhaven was both the first follower to sign on to the deal and the single biggest commitment to that deal until the eleventh hour of the process, when Immersion elected to upsize its commitment to our proposal before disengaging from the Outerbridge / Greenhaven group and, unbeknownst to Outerbridge and Greenhaven, pursuing its own proposal. Conclusion We believe this Business Plan will deliver superior value for all BNED stakeholders. As outlined above, our Plan is focused on clearly defined, actionable, near-term initiatives with long-term goals that are well-aligned with the Company’s core mission and values. Our history with and contributions made to BNED highlighted in this Business Plan demonstrate the level of attention and focus we will provide on an ongoing basis. Our confidence is grounded in our unique perspective as significant shareholders who have been actively supporting the Company’s turnaround. This commitment, coupled with our Proposal and new board-level industry leadership, will help ensure successful execution.